EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2016 Results
ATLANTA, February 8, 2017 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major U.S. office markets, today announced its results for the quarter and year ended December 31, 2016.

Highlights for the Three Months and Year Ended December 31, 2016:

•	Reported Net Income Applicable to Common Stockholders of $0.21 and $0.74 per diluted share for the quarter and year ended December 31, 2016, respectively;

•	Achieved Core Funds From Operations ("Core FFO") of $0.44 and $1.67 per diluted share for the quarter and year ended December 31, 2016, respectively;

•
Completed approximately 400,000 square feet of leasing during the fourth quarter, over half of which related to new tenants, bringing total leasing for the year to over two million square feet and year-end leased percentage to 94.2%;

•	Disposed of nine non-core assets during the year, including two in the fourth quarter, which generated approximately $332 million in gross sales proceeds; and

•	Using proceeds from the dispositions above, completed four acquisition transactions during the year, including two in the fourth quarter, in the Company's targeted office sub-markets.

Commenting on 2016 results, Donald A. Miller, CFA, President and Chief Executive Officer, said, "We are pleased with our 2016 results from all perspectives - financial, leasing and transactional. Although net income declined due to the large gain on the sale of Aon Center last year, the fact that we are reporting approximately 4% growth in Core FFO per share, despite having been a net seller of significant assets over the last two years, is a testament to the hard work of both our leasing and transactional teams. Given a relatively low expiration schedule, the completion of two million square feet of leasing during 2016 resulted in positive net absorption for the portfolio and, combined with our net transactional activity for the year, allowed us to end the year over 94% leased.”

Results for the Quarter ended December 31, 2016

Piedmont recognized net income applicable to common stockholders for the three months ended December 31, 2016 of $30.2 million, or $0.21 per diluted share, as compared with $125.6 million, or $0.84 per diluted share, for the three months ended December 31, 2015. The three months ended December 31, 2016 included $19.7 million in gains on sale of real estate assets, whereas the fourth quarter of 2015 included $114.4 million of such gains, primarily due to the sale of our then-largest asset, Aon Center.

Funds From Operations ("FFO"), which removes the impact of the gains on sales noted above, as well as depreciation and amortization, and Core FFO, which further removes the impact of acquisition expenses, gain/loss on settlement of swaps, and net loss from casualty events, were both $0.44 per diluted share for the three months ended December 31, 2016, as compared with $0.41 per diluted share for the quarter ended December 31, 2015.

Revenues for the three months ended December 31, 2016 were $143.9 million, as compared to $139.5 million for the same period a year ago. The increase was primarily due to net transactional activity, new leases commencing, and overall occupancy gains over the last twelve months.

Property operating costs increased from $54.7 million for the three months ended December 31, 2015 to $57.5 million for the three months ended December 31, 2016, primarily due to the asset acquisitions and occupancy gains mentioned above, partially offset by properties sold.

General and administrative expense was $5.7 million for the three months ended December 31, 2016, compared to $7.6 million for the same period in 2015, primarily as a result of decreased accruals for potential stock based compensation expense during the current period. Interest expense decreased $1.4 million for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 due to a lower average outstanding debt balance in the current quarter.

Results for the Year ended December 31, 2016

Piedmont recognized net income available to common stockholders for the year ended December 31, 2016 of $107.9 million, or $0.74 per diluted share, as compared to $173.0 million, or $1.15 per diluted share, for the year ended December 31, 2015. The 2016 results included $98.6 million, or $0.68 per diluted share, in gain on sales of real estate assets, as compared to $168.2 million, or $1.12 per diluted share, of such gains in 2015.

FFO, which removes depreciation and amortization as well as gains on sale and impairment losses, was $1.67 per diluted share for the year ended December 31, 2016, as compared to $1.59 for the year ended December 31, 2015, with the increase reflecting the commencement of several significant leases, the expiration of various operating expense abatement periods, the impact of net transactional acquisition activity during 2016 and 2015, and a reduction in interest expense as a result of lower average outstanding debt during 2016.

Core FFO, which further removes net losses and recoveries from casualty events, gain/loss on settlement of swaps, and acquisition expenses, was $1.67 per diluted share for the year ended December 31, 2016 as compared to $1.60 per diluted share for the year ended December 31, 2015 for the same reasons mentioned above.

Revenues for the year ended December 31, 2016 were $555.7 million, as compared with $584.8 million for the year ended December 31, 2015, with the decrease primarily attributable to the sale of eighteen office properties since January 1, 2015, including the sale of our then-largest asset, Aon Center, in the fourth quarter of 2015. The decrease in revenues due to the sale of assets was partially offset by the acquisition of nine office properties and the commencement of several significant new leases over the same time period.

Property operating costs decreased $23.1 million from $242.0 million for the year ended December 31, 2015 to $218.9 million for the year ended December 31, 2016, primarily as a result of the net transactional activity mentioned above.

General and administrative expenses were $29.2 million for the year ended December 31, 2016, as compared to $30.3 million for the year ended December 31, 2015, with the decrease being primarily attributable to decreased accruals for potential stock based compensation expense during the year ended December 31, 2016.

In addition, net income available to common stockholders per share, FFO per diluted share and Core FFO per diluted share for the year ended December 31, 2016 were all favorably impacted by an approximately 5 million share decrease in our weighted average shares outstanding as a result of shares repurchased pursuant to our stock repurchase program over the last two years.

Leasing Update

The Company's leasing volume for the quarter ended December 31, 2016 totaled approximately 400,000 square feet, bringing the total leasing volume for the year to over two million square feet and the Company's year end leased percentage to 94.2%, up 270 basis points from 91.5% a year ago. Leasing highlights for the fourth quarter of 2016 included: an approximately 97,000 square foot, 10-year lease expansion and extension with Children's Hospital Los Angeles at 800 North Brand Boulevard in Glendale, CA; and an approximately 65,000 square foot, 10+ year new lease with one of the nation's leading cable and broadband communications companies at 8560 Upland Drive in Englewood, CO.

Weighted average lease term was approximately 6.9 years as of December 31, 2016. Same Store NOI (cash basis) was $272.6 million for the year ended December 31, 2016, up 4.8% compared to the prior year. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Activity

During the three months ended December 31, 2016, Piedmont sold 11695 Johns Creek Parkway, its approximately 100,000 square foot, 4-story office headquarters building located in Johns Creek, GA for $14.0 million, and Braker Pointe III, a 7-story, office building totaling approximately 196,000 square feet located in Austin, TX, for $49.3 million. The sale of Braker Pointe III completed Piedmont's exit from the Austin, TX market.

Piedmont recycled the proceeds from the Braker Pointe III sale into the purchase of 750 W. John Carpenter Freeway in Irving, TX for $49.6 million. The approximately 315,000 square foot, Class A, office building was constructed in 1999 and is 78% leased to CVS Health and IBM, with an average lease term remaining of six years. Piedmont also purchased an adjoining, developable land parcel of 3.5 acres for $1.0 million.

Also, as previously announced, early in the fourth quarter Piedmont acquired Galleria 200, an 89% leased, multi-tenant, 20-story, approximately 432,000 square-foot, office building situated on 4.9 acres within Atlanta's master-planned "Galleria" development located directly across the interstate from the new Atlanta Braves stadium, SunTrust Park, for $69.6 million. The acquisition of Galleria 200 complements Piedmont's fourth quarter 2015 acquisition of the adjacent property, Galleria 300, in the same office park.

Subsequent Event

Subsequent to quarter end, Piedmont entered into a binding contract with limited contingencies to sell Two Independence Square, its 600,000 square foot, 9-story, office building located in the Southwest submarket of Washington, D.C. and 100% leased to the National Aeronautics and Space Administration for $359.6 million ($593 per square foot). The transaction is expected to close during the first half of 2017.

First Quarter 2017 Dividend Declaration

On February 8, 2017, the board of directors of Piedmont declared dividends for the first quarter of 2017 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 24, 2017, payable on March 17, 2017.

Guidance for 2017

Based on management's expectations, the Company affirms its previously issued guidance for full-year 2017 as follows:

(in millions, except per share data)	Low		High
Net Income	$105	-	$213
Add:
Depreciation	127		134
Amortization	75		76
Less: Gain on Sale of Real Estate Assets	(59)	-	(161)
NAREIT FFO and Core FFO applicable to Common Stock	248		262
NAREIT FFO and Core FFO per diluted share	$1.70	-	$1.80

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2016 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash basis), Property NOI (cash basis) and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, February 9, 2017 at 10:00 A.M. Eastern time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through February 23, 2017, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 10202. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2016 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2016 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major U.S. office markets. Its geographically-diversified, over $5 billion portfolio is comprised of over 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2017.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: economic, regulatory and socio-economic changes (including accounting standards) that impact the real estate market generally or that could affect the patterns of use of commercial office space; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and of the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of office properties; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with the acquisition of properties, many of which risks and other liabilities may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future terrorist attacks in the major metropolitan areas in which we own properties; additional risks and costs associated with directly managing properties occupied by government tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2015, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	December 31, 2016	December 31, 2015

Assets:
Real estate assets, at cost:
Land	$669,848	$676,091
Buildings and improvements	3,871,897	3,727,320
Buildings and improvements, accumulated depreciation	(944,573)	(889,857)
Intangible lease assets	208,847	177,675
Intangible lease assets, accumulated amortization	(109,152)	(93,012)
Construction in progress	34,825	20,975
Real estate assets held for sale, gross	—	108,776
Real estate assets held for sale, accumulated depreciation and amortization	—	(32,162)
Total real estate assets	3,731,692	3,695,806
Investments in and amounts due from unconsolidated joint ventures	7,360	7,577
Cash and cash equivalents	6,992	5,441
Tenant receivables, net of allowance for doubtful accounts	26,494	26,339
Straight line rent receivables	165,848	147,393
Notes receivable	—	45,400
Restricted cash and escrows	1,212	5,174
Prepaid expenses and other assets	23,655	24,777
Goodwill	180,097	180,097
Deferred lease costs, less accumulated amortization	305,997	288,041
Other assets held for sale, net	—	8,490
Total assets	$4,449,347	$4,434,535
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,687,731	$1,528,221
Secured debt, net of premiums and unamortized debt issuance costs	332,744	501,289
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	165,410	128,465
Deferred income	28,406	27,270
Intangible lease liabilities, less accumulated amortization	48,005	42,853
Interest rate swaps	8,169	9,993
Total liabilities	2,270,465	2,238,091
Stockholders' equity :
Common stock	1,452	1,455
Additional paid in capital	3,673,128	3,669,977
Cumulative distributions in excess of earnings	(1,499,684)	(1,477,674)
Other comprehensive income	2,104	1,661
Piedmont stockholders' equity	2,177,000	2,195,419
Non-controlling interest	1,882	1,025
Total stockholders' equity	2,178,882	2,196,444
Total liabilities and stockholders' equity	$4,449,347	$4,434,535

Number of shares of common stock outstanding as of end of period	145,235	145,512

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Revenues:
Rental income	$119,564	$115,617	$459,890	$468,872
Tenant reimbursements	23,961	23,405	93,961	113,881
Property management fee revenue	386	439	1,864	2,016
Total revenues	143,911	139,461	555,715	584,769
Expenses:
Property operating costs	57,496	54,654	218,934	242,022
Depreciation	32,785	31,033	127,733	134,503
Amortization	21,271	17,240	75,119	60,886
Impairment loss on real estate assets	—	—	30,898	40,169
General and administrative	5,726	7,596	29,244	30,346
Total operating expenses	117,278	110,523	481,928	507,926
Real estate operating income	26,633	28,938	73,787	76,843
Other income (expense):
Interest expense	(16,566)	(17,978)	(64,860)	(73,998)
Other income/(expense)	454	347	(13)	1,565
Net (loss)/recoveries from casualty events	—	(278)	34	(278)
Equity in income of unconsolidated joint ventures	8	135	362	553
Total other expense	(16,104)	(17,774)	(64,477)	(72,158)
Income from continuing operations	10,529	11,164	9,310	4,685
Discontinued operations:
Operating income	—	71	—	84
Gain/(loss) on sale of real estate assets	—	1	—	(1)
Income from discontinued operations	—	72	—	83
Gain on sale of real estate assets	19,652	114,411	98,562	168,237
Net income	30,181	125,647	107,872	173,005
Less: Net loss/(income) applicable to noncontrolling interest	8	(3)	15	(15)
Net income applicable to Piedmont	$30,189	$125,644	$107,887	$172,990
Weighted average common shares outstanding - diluted*	145,764	146,014	145,635	150,880
Per Share Information -- diluted:
Income from continuing operations and gain on sale of real estate assets	$0.21	$0.84	$0.74	$1.15
Net income applicable to common stockholders	$0.21	$0.84	$0.74	$1.15

*Number of shares of common stock outstanding as of end of period	145,235	145,512	145,235	145,512

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
GAAP net income applicable to common stock	$30,189	$125,644	$107,887	$172,990
Depreciation of real estate assets(1) (2)	32,597	30,867	127,129	133,992
Amortization of lease-related costs(1)	21,259	17,257	75,139	60,951
Impairment loss on real estate assets	—	—	30,898	40,169
Gain on sale of real estate assets (1)	(19,652)	(114,412)	(98,562)	(168,236)
NAREIT Funds From Operations applicable to common stock*	64,393	59,356	242,491	239,866
Acquisition costs	4	644	976	919
(Gain)/loss on settlement of swaps	—	(94)	—	38
Net loss/(recoveries) from casualty events	—	278	(34)	278
Core Funds From Operations applicable to common stock*	64,397	60,184	243,433	241,101
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	667	642	2,610	2,547
Depreciation of non real estate assets	246	226	841	755
Straight-line effects of lease revenue (1)	(6,429)	(4,960)	(21,544)	(15,734)
Stock-based and other non-cash compensation	284	2,051	5,620	7,090
Net effect of amortization of below-market in-place lease intangibles (1)	(1,385)	(1,202)	(5,065)	(4,571)
Acquisition costs	(4)	(644)	(976)	(919)
Non-incremental capital expenditures (3)	(12,135)	(13,939)	(35,568)	(44,136)
Adjusted funds from operations applicable to common stock*	$45,641	$42,358	$189,351	$186,133
Weighted average common shares outstanding - diluted**	145,764	146,014	145,635	150,880
Funds from operations per share (diluted)	$0.44	$0.41	$1.67	$1.59
Core funds from operations per share (diluted)	$0.44	$0.41	$1.67	$1.60

**Number of shares of common stock outstanding as of end of period	145,235	145,512	145,235	145,512

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015

GAAP net income applicable to common stock	$30,189	$125,644	$107,887	$172,990
Net (income)/loss applicable to noncontrolling interest	(8)	3	(15)	15
Interest expense	16,566	17,978	64,860	73,998
Depreciation (1)	32,844	31,093	127,970	134,747
Amortization (1)	21,259	17,257	75,139	60,951
Acquisition costs	4	644	976	919
Impairment loss on real estate assets	—	—	30,898	40,169
Loss/(recovery) from casualty event	—	278	(34)	278
Gain on sale of real estate assets (1)	(19,652)	(114,412)	(98,562)	(168,236)
Core EBITDA*	81,202	78,485	309,119	315,831
General & administrative expenses (1)	5,741	7,601	29,306	30,388
Management fee revenue	(224)	(224)	(1,034)	(1,115)
Other income (1)	(459)	(992)	(458)	(2,484)
Straight line effects of lease revenue (1)	(6,429)	(4,960)	(21,544)	(15,734)
Amortization of lease-related intangibles (1)	(1,385)	(1,202)	(5,065)	(4,571)
Property NOI (cash basis)*	78,446	78,708	310,324	322,315
Net operating income from:
Acquisitions	(9,431)	(2,997)	(28,140)	(5,070)
Dispositions	(209)	(10,423)	(9,161)	(56,276)
Other investments(2)	(120)	(251)	(461)	(793)
Same Store NOI (cash basis)*	$68,686	$65,037	$272,562	$260,176
Change period over period in Same Store NOI	5.6%	N/A	4.8%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures and redevelopment and development projects.

*Definitions:

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties owned and not under development / redevelopment during the entire span of the current and prior year reporting periods. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.